United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

October 30, 2009

Date of Report

(Date of Earliest Event Reported)

DIGITILITI, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-53235	26-1408538
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

266 East 7th Street, 4th Floor

St. Paul, Minnesota 55101

 (Address of Principal Executive Offices)

(651) 925-3200

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On October 30, 2009, our Board of Directors approved the following compensation package for our CEO, Roy A. Bauer, with Mr. Bauer abstaining from the vote:

Base Salary:

$175,000 per year;

Salary from February 9, 2009, through September 30, 2009, of  $ 109,375.05, to be paid in shares of our common stock that are “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission at $0.20 per share, equal to 546,875 shares; and

Commencing October 1, 2009, salary payable monthly as follows: half to be paid in cash ($7,291.67) per month and half to be paid in grants of shares of our common stock that are also  “restricted securities” at $0.20 per share or 36,458 shares per month.

Other Compensation:

Signing Bonus: 500,000 five year warrants to acquire 500,000 shares of our common stock that are also “restricted securities” at $0.20 per share, effective February 9, 2009; and

A one-time performance bonus of $50,000 earned if Mr. Bauer is our CEO on December 31, 2009, and to be paid in cash during the first quarter of 2010 as recognition for 2009 performance and commitment to us and our shareholders.

Performance Incentives:

For the commercial launch of our Pyramid product no later than March 31, 2010: 250,000 five year warrants to acquire 250,000 of shares of our common stock that are also “restricted securities” at $0.35 per share;

For raising a minimum of $3 million of capital no later than June 30, 2010: 250,000 five year warrants to acquire 250,000 shares of our common stock that are also “restricted securities” at the price of $0.50 per share; and

For building management capabilities and implementing an orderly CEO transition plan (criteria to be defined) prior to December 31, 2010: 250,000 five year warrants to acquire 250,000 shares of our common stock that are also “restricted securities” at $0.50 per share.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITILITI, INC.

Date:	November 2, 2009	By:	/s/ Roy A. Bauer
Roy A. Bauer
CEO, President

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